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EXHIBIT 2.7

                              ASSET SALES AGREEMENT
                              ---------------------

     This Asset Sales Agreement (the "Agreement"), dated the 24th day of May, 2007, is by and between FOREST OIL CORPORATION, a New York corporation ("Seller") on the one hand, and PACIFIC ENERGY RESOURCES LTD, a Delaware corporation, or any wholly-owned subsidiary thereof (including Forest Alaska Operating, LLC) ("Buyer") on the other hand.

     In consideration of the mutual promises herein stated and the benefits to be derived to each party under this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

     1. Sale and Purchase. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and receive, on and subject to the terms, provisions and conditions hereof, the Assets (as hereinafter defined).

     2. The Assets. For purposes of this Agreement, the Assets shall mean all of Seller's right, title and interest set forth in Exhibit "A", attached hereto and made a part hereof for all purposes, in and to:

          (a) oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the "Leases") and the lands covered thereby ("Land(s)") and any and all oil, gas, water or injection wells thereon or applicable thereto (the "Wells"); (ii) any pools or units which include all or a part of any Land or include any Well (the "Units") and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; and (iii) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound Or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements ("Contracts"). For purposes of this Agreement, the Leases, Lands, Wells, Contracts are collectively referred to as the Oil and Gas Properties. Attached hereto as Exhibit "A-1" is a description of the Oil and Gas Properties. The respective `net revenue interest" and "working interest" of the Seller or any of its Subsidiaries in the Oil and Gas Properties are also described on Exhibit "B"

          (b) equipment, machinery, fixtures, improvements and other tangible personal property and improvements located now on, appurtenant to or used or obtained in connection with such Oil and Gas Properties or with the production, treatment, sale or disposal of hydrocarbons produced therefrom or attributable thereto; provided, however, that the office premises of Seller in Anchorage, including all personal property, fixtures and improvements now located in, appurtenant to or used or obtained in connection with such premises shall not constitute Assets;


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          (c) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such Oil and Gas Properties which are described and shown in Exhibit "A- 2" (Rights-of-Way");

          (d) To the extent transferable without third party consent, all seismic data owned or licensed by Seller and all intellectual property related to such seismic data which is described and shown in Exhibit "A-3" ("Seismic Data"); and

          (e) All stock in the Cook Inlet Pipeline Company ("CIPL") owned by Seller (the "CIPL Shares"), including any rights to acquire additional stock in CIPL which is described on Exhibit "A-4"

     For purposes of this Agreement, all of the items described in Sections 2(a)
     - (e) hereinabove are collectively referred to as the "Assets".

     3. Consideration. The consideration for the Assets to be transferred at Closing shall be:

          (a) the payment from Buyer to Seller at Closing in the amount of ten million US dollars (US$10,000,000) (the "Cash Consideration") plus, subject to approval of issuance by the Toronto Stock Exchange ("TSX"), 5,500,000 shares of common stock (the "Stock Consideration", and together with the Cash Consideration, the "Purchase Price"), which amount shall be adjusted as provided in Section 5 below. In the event that the TSX denies the issuance of all or part of the Stock Consideration, then the Cash Consideration shall be increased for each share of stock that Buyer is not authorized to issue. The conversion rate per share shall be the US$ equivalent of the weighted average closing price per share of the Buyer's common stock on the TSX over the five-trading day period immediately preceding the date on which the TSX issues its denial. The US$ conversion shall be made at the noon buying rate as published by the US Federal Reserve Bank of New York on the date on which the TSX issues its denial; and

          (b) Buyer has deposited with Seller a deposit of ten percent (10%) of the Cash Consideration (the "Performance Deposit') applicable to the Purchase Price, which deposit is non-interest bearing and which is non-refundable except as hereinafter provided in Article 6;

          (c) the assumption by Buyer of the obligations, liabilities and costs associated with the Assets from and after the Effective Date, subject to the further provisions hereof (the "Assumed Liabilities"). Buyer is not assuming any liabilities of Seller other than the Assumed Liabilities.


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     4. Effective Date. The "Effective Date" of the sale shall be as of 7:00
a.m., January 1, 2007.

     5. Allocation of Liability and Adjustments to Consideration.

          (a) The transactions contemplated hereby shall be effective as of the Effective Date, and the ownership of the Assets shall be transferred from Seller to Buyer as of such date.

          (b) The Purchase Price to be paid by Buyer to Seller for the Assets shall be adjusted as follows:

               (i) subject to Seller's representations and warranties in Section 10.1(t), upward by an amount equal to all costs and expenses incurred and paid by Seller attributable to the ongoing operation, development and maintenance of the Assets (including without limitation lease rentals, shut-in royalty payments, lease operating expenses, workover and other capital costs that are charged pursuant to the applicable operating agreements governing the Assets) for the period of time on and after the Effective Date to the date of Closing provided however, that with the exception of Lease rental payments and the like, there shall be no adjustment for any individual capital expenditure that exceeds $50,000 and is incurred between the date hereof and Closing unless Seller has notified Buyer of such expenditure and Buyer has consented thereto; and,

               (ii) downward by an amount equal to all proceeds, if any, received by Seller that are attributable to the Assets for the period of time on and after the Effective Date to the date of Closing, including proceeds, or receipts from disposition of equipment, done with Buyer's consent or other revenues attributable to the Assets.

          (c) An estimate of the adjusted cash payment (the "Preliminary Sum") shall be determined by Seller and delivered to Buyer at least 3 business days prior to Closing, and shall be the basis for the payment to be made by Buyer to Seller at Closing as provided in Section 6 below, provided that Buyer agrees with Seller's estimates. For purposes of this Agreement, the calculation of the Preliminary Sum shall include the Performance Deposit. Following Closing, Seller shall prepare a final statement ("Settlement Statement") setting forth all final adjustments to the cash portion of the consideration, and Seller shall deliver such statement, with such other information as may be necessary to substantiate the Settlement Statement, to Buyer within 90 days after Closing. If the Settlement Statement reflects that the final adjusted cash portion of the consideration is more than the Preliminary Sum, Buyer shall pay to Seller, within 15 days after the receipt of the Settlement Statement, the difference between the final adjusted cash amount and the Preliminary Sum; and if the final adjusted amount is less than the Preliminary Sum, Seller shall pay to Buyer, within 15 days after the delivery of the final Settlement Statement, an amount equal to such difference.

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          (d) Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall within ten (10) business days after such receipt, fully disclose, account for and transmit same to Buyer and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller within ten (10) business days after such receipt. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time from and subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

     6. Closing or Termination.

          (a) The closing of the transactions contemplated hereby (the "Closing") shall occur at the office of Seller on the later of (i) June 30, 2007, (ii) two (2) working days after satisfaction of all conditions to Closing, or (iii) five (5) working days after expiration (or waiver, if earlier) of any applicable preferential purchase rights or consent to assign period. Notwithstanding any provision herein to the contrary, in no event shall the Closing occur later than July 31, 2007. If the transactions contemplated by the Membership Interest Purchase Agreement between Buyer and Forest Alaska Holding LLC have not closed prior to Closing, for any reason, then Buyer and Seller may each elect to terminate this Agreement. Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to receipt by Buyer of (i) the proceeds of the debt financing contemplated by the commitment letter to the Buyer, dated the date hereof, a copy of which has been provided to Seller, or alternative financing sufficient to fund the transactions contemplated herein and in the Membership Interest Purchase Agreement, and (ii) the required consent under the PERL Credit Agreement (collectively, the "Debt Conditions"). At the Closing, the following shall occur:

               (i) Buyer shall deliver to the Seller the Preliminary Sum, either in cash or in the form of the Stock Consideration, or a combination thereof.

               (ii) Seller shall execute and deliver such instruments of assignment, bills of sale and other title transfer documents with respect to the Assets to Buyer on forms reasonably satisfactory to Seller and Buyer whereby Seller warrants the title to the Assets by, through and under Seller, but not otherwise, subject to the remaining provisions of this Agreement. Seller shall also deliver to Buyer stock certificates representing the CIPL Shares, duly endorsed for transfer.


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               (iii) If Stock Consideration is to be paid to Seller, Buyer and
          Seller shall have executed a Share Acquisition and Registration Rights Agreement, consistent with industry standard terms and conditions.

               (iv) seller shall execute and deliver such other conveyances, assignments, instruments of transfer or forms required by governmental agencies or such other instrument reasonably necessary to accomplish the purposes of this Agreement.

          (b) If this Agreement does not close on the date specified above or is terminated other than (i) by mutual agreement of the Parties, (ii) by either party pursuant to Section 6(a), (iii) by Buyer as a result of the negligence, fault or willful failure of Seller to perform its obligations hereunder, or (iv) by Buyer as a result of a material breach of any of Seller's representations and warranties hereunder, Seller shall be entitled to retain the Performance Deposit, together with any interest earned thereon and in such event, the Seller's retention of the Performance Deposit is Seller's sole remedy against the Buyer. In addition to the foregoing, if this Agreement does not close solely as a result of the failure of the Debt Conditions to be satisfied, then Seller shall be entitled to retain the Performance Deposit, together with any interest earned thereon, and in such event, the Seller's retention of the Performance Deposit is Seller's sole remedy against the Buyer. However, if this Agreement does not close by July 31, 2007 or is terminated (i) by mutual agreement of the Parties, (ii) by either party pursuant to Section 6(a) (other than in the case where the Membership Interest Purchase Agreement does not close because the condition in Section 8.1(f) thereof is not satisfied), (iii) by Buyer as a result of the negligence, fault or willful failure of Seller to perform its obligations hereunder, or (iv) by Buyer as a result of a material breach of any of Seller's representations and warranties hereunder, the Performance Deposit, together with any interest earned thereon, shall be delivered to Buyer.

     7. Restrictions. Exhibit B sets forth the allocation of total consideration (prior to adjustments) to be paid hereunder for each property ("Allocated Values"). It is understood that certain title matters relating to the Assets must be cured at or prior to Closing. Such title matters consist of the necessity to obtain third party consents to the transfers contemplated hereby and waivers of applicable preferential purchase rights (collectively "Restrictions"), which consents and rights are listed on Schedule 7. Such third party consents shall not include ordinary course regulatory approvals and consents to assign. If, on the date of Closing, any one or more of the properties is subject to Restrictions that have not been satisfied or waived, Seller shall continue to use its commercially reasonable efforts to obtain a waiver of, or otherwise satisfy, the Restriction(s) applicable to such property, and Closing shall be postponed until such Restrictions have been waived or have expired.

     8. Title.

          (a) Review of Title Records. Seller has made and shall continue to make available to Buyer, during reasonable business hours, records in Seller's possession relating to the title to the Assets. Buyer shall be entitled to review said title records. Buyer shall have the right to reasonably request copies of any and all such title records and upon such request, Seller shall provide the requested copies to Buyer at Buyers expense.


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          (b) Alleged Title Defects. As soon as reasonably practicable (and on an ongoing basis), but in no event later than three (3) business days prior to Closing, Buyer shall notify Seller of any Assets which are subject to Alleged Title Defect(s). As used herein, Alleged Title Defect shall mean a deficiency in title with respect to an Interest such that Seller owns less than the Net Revenue Interest shown on Exhibit B or such that Seller owns more than the Working Interest shown on Exhibit B without a corresponding increase in the Net Revenue Interest. Buyer's notice asserting Alleged Title Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Title Defect being claimed and a value which Buyer in good faith attributes to curing the same. Seller shall have the right to notify Buyer of any increases in Net Revenue Interest or decreases in Working Interest in the Assets and request a corresponding adjustment. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Title Defect(s) raised by Buyer and increases in Net Revenue Interest or decreases in Working Interest raised by Seller. The value allocated to each Asset as set forth on Exhibit "B" and the costs to cure such title defects shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Title Defect. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Title Defect(s) raised by Buyer and adjustments to the Net Revenue Interests or Working Interests raised by Seller, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Title Defect within the meaning of this Agreement,
     (b) whether or not the Alleged Title Defect raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, or (c) the appropriate upward or downward adjustment, if any, on account of a change in the Net Revenue Interest or Working Interest from those set forth in Exhibit "B". If any such differences of opinion are not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable prior to Closing, to submit all information relating to the Alleged Title Defect to a mutually agreeable attorney licensed in the state where the property at issue is located and who shall have at least ten (10) years oil and gas title experience for resolution of the difference of opinion. If such dispute is not resolved prior to Closing, Closing shall proceed on the basis of Seller's valuation, subject to an obligation to refund any amount, determined under the process outlined above, of any Title Defect that has been so determined.

          (c) Waiver. All title objections not raised within the time period provided in paragraph (b) above shall be waived by Buyer for all purposes.

     9. Indemnification. Buyer shall assume full responsibility for the Assets on and after the Effective Date and shall fully defend, compensate, protect, indemnify and hold Seller, its officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys' fees, court costs, and costs of investigation)


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which may be made or asserted by Buyer, Buyer's assigns, Buyer's employees, agents, contractors, and subcontractors and employees thereof, or (subject to Seller's representations and warranties in Sections 10.1 Cc) and (d)) by any third parties (including governmental agencies) on account of personal injury, death or property damage (including claims for taxes, pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage, and causes of action alleging statutory liability) caused by, arising out of, or in any way incidental to operations conducted on the Assets on and after the Effective Date or in any way connected with the conditions of the equipment or facilities located on the Assets (including maintenance, repair and abandonment operations), and whether or not such losses, claims, demands, suits, causes of action, damages and sanctions are occasioned by, are incident to or are the result of the negligence or fault in whole or in part of Seller, its agents, representatives or employees or any other person or entity, or are occasioned by, are incident to or emanate from the unseaworthiness of vessels or alleged defects in lease equipment, facilities or pipelines; except however this indemnity shall not apply to losses sustained or liabilities arising out of Seller's gross negligence or willful misconduct.

     For a period of one year after the Closing Date, Seller shall fully defend, compensate, protect, indemnify and hold Buyer, its officers, directors, employees, affiliates and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys' fees, court costs, and costs of investigation) which may be made or asserted (a) by Seller, Seller's assigns, Seller's employees, agents, contractors, and subcontractors and employees thereof or by any third parties (including governmental agencies) on account of personal injury, death or property damage (including claims for taxes, pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage, and causes of action alleging statutory liability) caused by, arising out of, or in any way incidental to operations conducted on the Assets prior to the Effective Date or in any way connected with the conditions of the equipment or facilities located on the Assets (including maintenance, repair and abandonment operations), and whether or not such losses, claims, demands, suits, causes of action, damages and sanctions are occasioned by, are incident to or are the result of the negligence or fault in whole or in part of Buyer, its agents, representatives or employees or any other person or entity, or are occasioned by, are incident to or emanate from the unseaworthiness of vessels or alleged defects in lease equipment, facilities or pipelines; except however this indemnity shall not apply to losses sustained or liabilities arising out of Buyer's gross negligence or willful misconduct, and (b) by third parties with respect to any liabilities of Seller other than the Assumed Liabilities, Production activities can result in the concentration of certain levels of naturally occurring radioactive material ("NORM") on production equipment and pipe so that, when brought to the surface, a health hazard may exist in connection with the removal, handling or disposal of such NORM-contaminated equipment or pipe, if proper environmental, regulatory and industrial hygiene procedures are not observed. The presence of NORM in or on facilities or equipment on the Assets on and after the Effective Date shall be the sole responsibility of Buyer, and Buyer shall indemnify and hold Seller harmless from and against any and all claims, losses, damages or liabilities arising from the presence of or in connection with the purchase, use, resale removal, handling or disposal of NORM-contaminated equipment or pipe sold under this agreement. Such indemnity shall apply without exception, and regardless of whether the claims, losses, damages or liabilities arise in whole or in part from the negligence (whether or not concurrent) of Seller or any other person or entity.


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     10. Representations and Warranties.

          10.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

               (a) ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to carry on its business and in good standing in the State of Alaska.

               (b) AUTHORITY AND ENFORCEABILITY. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, on the part of Seller. This Agreement is, and every instrument, document, or agreement to be executed hereunder to consummate the transactions contemplated hereby will be, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will:

          (i) conflict with or result in a breach of any provision of Seller's constituent documents;

          (ii) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any of Seller's properties or assets may be bound or create or impose any lien or other encumbrance upon Seller's properties or assets; or

          (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seller, or Seller's properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as the transactions of the nature contemplated by this Agreement.

               (c) CLAIMS AND LIABILITIES AFFECTING THE ASSETS. Other than as disclosed on Schedule 10.1(c), there is no suit, action, claim, notice of violation, investigation or inquiry either pending or, to Seller's Knowledge, threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or threatened against or affecting the Assets. At the Effective Date, the Assumed Liabilities included trade payables incurred in the ordinary course of business not exceeding US$50,000. The Assumed Liabilities also include, from and after the Effective Date, all obligations and liabilities owed under the contracts, agreements, and other instruments applicable to the Assets, all


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federal and state statutory and regulatory obligations and liabilities related to the Assets, including without limitation environmental obligations and liabilities, all costs incurred in relation to the Assets, and all obligations and liabilities owed as a stockholder of CIPL, but specifically do not include any of the foregoing to the extent that they relate to any periods prior to the Effective Date.

               (d) CLAIMS AFFECTING THE SALE. There is no suit, action, claim, notice of violation, investigation or inquiry either pending or, to Sellers Knowledge threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or threatened against Seller or any Affiliate of Seller which has affected or could affect Seller's ability to execute and deliver this Agreement or to consummate the transactions contemplated by this Agreement. In this Agreement, "Affiliate" means any person or entity which controls, is controlled by or is under common control with, the subject person or entity with the terms "control," "controlled by" and "under common control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person. For the purposes of the preceding sentence, control shall be deemed to exist when a person possesses, directly or indirectly, through one or more intermediaries (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other person, more than 50% of the economic or beneficial interest therein.

               (e) NO DEMANDS. Seller has received no notice of any claimed defaults, offsets or cancellations relating to the Assets, and Seller has no Knowledge of the existence of any default existing with respect to any of the Assets or Related Agreements

               (f) TAXES.

          (i) There are no tax liens upon any of the Assets, nor to the Seller's Knowledge, is there any basis for the imposition of any tax liens.

          (ii) Seller has not entered into any material agreement or arrangement with any taxing authority with respect to the Assets that requires Buyer to take any action or to refrain from taking any action with respect to the Assets after the Closing Date.

               (g) OIL AND GAS LEASES. To Seller's Knowledge:

          (i) The Leases included in the Assets have been maintained according to their terms, in compliance with the agreements to which the Leases are subject;

          (ii) Other than governmental approvals or consents, there are no third party consent required to be obtain to permit Seller to transfer or assign the Leases to Buyer; and


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          (iii) The Leases included in the Assets are presently in full force and effect.

               (h) NON-FOREIGN REPRESENTATION. Seller is not a `foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder.

               (i) COMMITMENTS FOR EXPENDITURES.

          (i) There are no outstanding authorizations for expenditures (AFEs) which Seller has received from a third party operator or has delivered to third parties, but in either case have not been responded to prior to the date of this Agreement; and

          (ii) Seller has not abandoned any wells (or removed any materials or equipment, except those replaced by items of materially equal suitability) included in the Assets since the Effective Date.

               (j) PRODUCTION SALES CONTRACTS. There exist no agreements or arrangements for the sale of production from Leases, Lands, Wells or Units (including calls on, or rights to purchase, production, whether or not the same are currently being exercised) other than any agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment; and Seller is not, and to Seller's knowledge, no other party is in breach of any such agreement or arrangement.

               (k) COMPLIANCE WITH LAWS.

          (i) To Sellers knowledge, the ownership and operation of the Assets has been in conformity, in all material respects, with all applicable laws, rule, regulations, guidelines and orders of all governmental agencies having jurisdiction over the Assets, including the timely plugging and abandonment of wells.

          (ii) The Assets are not in violation of (or subject to) any existing, pending or, to Seller's Knowledge, threatened, judicial, administrative or arbitral judgment, proceeding or any non-routine investigation or inquiry by any governmental authority.

               (l) RELATED AGREEMENTS. The Assets are subject to the provisions of various agreements identified on Exhibits "C" and "D" hereto (the "Related Agreements" and the "CIPL Agreements", respectively). If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof. Buyer shall perform all the obligations attributable to the Assets under the Related Agreements to the extent such obligations are attributable to any period of time after the date of Closing. No consent of any third party is required in connection with the assignment of any Related Agreements.

               (m) GOVERNMENTAL PERMITS. Seller has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to applicable Environmental Laws) necessary or appropriate to own and operate the Assets as presently being owned and operated, and such licenses, filings and


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permits are in full force and effect, and Seller has not received written notice of any violations in respect of any such licenses or permits, in any case, except where such fact could not be reasonably expected to result in a material adverse effect on Buyer's ability to own and use the Assets.

               "Environmental Law" means any Law of any Governmental Authority whose purpose is to conserve or protect human health, the environment, wildlife or natural resources, including, but not limited to, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and Title 18 of the Alaska Administrative Code.

               "Governmental Authority" means any federal, state, provincial, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

               "Law" means any federal, state, provincial, municipal, local or foreign law, statute, rule, rule, writ, order, decree, ordinance, code or regulation.

               (n) STATE OF REPAIR. To the Sellers Knowledge, the Assets have been maintained in a state of repair so as to be reasonably adequate for normal operations.

               (o) NO ORAL CONTRACTS. To the Knowledge of Seller, Seller has not entered into any oral contracts with respect to the Assets.

               (p) TAX PARTNERSHIPS. Other than those listed on Schedule 10.1(p), no Leases, Lands, Wells, Units or other Assets are held in an entity or arrangement treated as a tax partnership for Tax purposes.

               (q) LIENS, MORTGAGES AND ENCUMBRANCES. The Leases, Lands, Wells, Units and other Assets are free and clear of all liens, mortgages, or other encumbrances.

               (r) PREFERENTIAL RIGHTS OR CONSENTS. Other than those listed on
Schedule 7, there are no preferential purchase rights held by a third party or consents required to be obtained affecting the Assets.

               (s) ENVIRONMENTAL MATTERS. To the extent required by Environmental Laws, and solely with respect to the Assets:

               (i) Seller has conducted and continues to conduct its business and operated its assets, and the condition of each facility and property currently owned, leased and operated by Seller is, in material compliance with all Environmental Laws;


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

               (ii) Seller has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Seller is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release or threatened release of any hazardous material or to the improper storage or disposal (including storage or disposal at offsite locations) of any hazardous material where such investigation or inquiry remains unresolved as of the date hereof;

               (iii) neither Seller nor, to Seller's Knowledge, any other Person has filed any notice under any federal, state or local law indicating that (i) the Seller is responsible for the improper release into the environment, or the improper storage or disposal, of any hazardous material, or (ii) any hazardous material is improperly stored or disposed of upon any property of the Seller;

               (iv) Seller does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any of the Oil and Gas Properties, or (ii) the storage or disposal of any hazardous material;

               (v) Seller has not received any claim, complaint, notice, inquiry or request for information with respect to any alleged violation of any environmental law or regarding potential liability under any Environmental Law relating to operations or conditions of any facility or property (including off site storage or disposal of any hazardous material from such facilities or property) currently or formerly owned, leased or operated by the Seller;

               (vi) none of the Oil and Gas Properties is listed on federal or state list as sites requiring investigation or cleanup;

               (vii) Seller is not directly transporting and is not directly arranging for the transportation of, any hazardous material to any location which is listed on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against Seller for remedial work, damage to natural resources or personal injury;

               (viii) there are no sites, locations or operations at which Seller is currently undertaking any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

               (ix) all underground storage tanks and solid waste disposal facilities owned or operated by the Seller are used and operated in material compliance with Environmental Laws.

               (t) OPERATION IN ORDINARY COURSE. Since the Effective Date, Seller has operated the Assets in the ordinary course of business, consistent in all material respects (including the incurrence of costs and expenses) with practice prior to the Effective Date.

As used throughout this Agreement Section 10.1, "Knowledge", with respect to Seller, shall refer to the actual knowledge of Leonard C. Gurule, Glen J. Mizenko and Tim Savoy after reasonable investigation.

          10.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as of the date of this Agreement and of the Closing Date follows:

               (a) ORGANIZATION, STANDING AND POWER. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. At Closing, Buyer will be duly qualified to carry on its business and in good standing in the State of Alaska.

               (b) AUTHORITY AND ENFORCEABILITY. The execution and delivery by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and every instrument, document, or agreement to be executed hereunder to consummate the transactions contemplated hereby will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will:

          (i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws;

          (ii) subject to obtaining required consent under Buyers Credit and Guaranty Agreement dated November 30, 2006 with J. Aron & Company (the "PERL Credit Agreement"), result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party or by which it or any of its properties or assets may be bound; or

          (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer, or any of its properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

               (c) INDEPENDENT EVALUATION; PERMITTED INVESTMENT. Prior to the execution of this Agreement, Buyer has been afforded the opportunity to examine the records with respect to the Assets, including the opportunity to ask questions of the Seller. Except as set forth in this Agreement, Buyer acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, and, in entering into and performing this Agreement, Buyer has relied and will rely solely upon its independent investigation of, and upon its own knowledge and experience and that of its advisors' with respect to, the Assets and their value. Buyer further


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

represents and warrants that: (i) it is an experienced and knowledgeable investor in the oil and gas business, (ii) prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax, and other professional counsel concerning this Agreement, the Assets and the value thereof, and (iii) that it is purchasing the Assets for its own account or that it will sell or subdivide any interest in the Assets only in a manner consistent with the applicable registration and disclosure requirements of all applicable securities laws.

               (d) SUITS AFFECTING THE SALE. There is no suit, action, claim, notice of violation, investigation or inquiry either pending or to Buyers knowledge, threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer which has affected or could materially affect Buyer's ability to consummate the transactions contemplated by this Agreement.

               (e) ELIGIBILITY. The Buyer is (or will be as of Closing) qualified under all applicable laws and regulations to own the Assets, including, without limitation, the oil and gas leases.

               (f) FINANCING; AUTHORIZED CAPITAL. Buyer will have the financial ability as is necessary to fulfill the obligations of this Agreement (as evidenced by financing commitment letters from an institution satisfactory to Seller delivered to Seller upon execution of this Agreement), at Closing will have the necessary immediately available funds to fulfill said obligations, and Closing of the transaction is not contingent upon obtaining financing.

     11. Information. Seller shall make available to Buyer at Sellers office for such inspection and copying as Buyer deems pertinent all relevant records and information in Seller's possession which pertain to the Assets. Such books and records include, but are not limited to, engineering, geological, production, land, operational, regulatory, and marketing data related to the Assets, and all ownership records and title opinions.

     To the best of its Knowledge, Seller has furnished accurate information; however, except as set forth in this Agreement (including the Schedules and Exhibits) Seller does not in any way represent or warrant that such information is complete, accurate or correct, except as set forth in this Agreement (including the Schedules and Exhibits), any reliance on information furnished herewith shall be at Buyer's sole risk and expense.

     12. Prepaid Expenses. Ad valorem and similar taxes, paid utilities charges, prepaid rentals and all other pre-paids shall be prorated between Buyer and Seller, as of the Effective Date.

     13. Costs Borne by Buyer. Except as otherwise provided herein, any and all costs associated with the assignment of the Assets, as provided for in the respective Leases, or otherwise, shall be borne solely by Buyer. Buyer shall be solely responsible for all filing and recording of documents related to the Assets and for all such filing and recording fees in connection therewith. Buyer shall furnish Seller with a certified copy of the recorded and approved assignments.

     14. Notice of Litigation or Changes in Fact. Prior to Closing, Seller shall notify Buyer of any new claims, lawsuits or investigations, pending or threatened, affecting the Assets.

     15. Miscellaneous.

          (a) Neither this Agreement nor any of the rights or obligations hereunder nor any of the Assets may be assigned by Buyer without the prior written consent of Seller, which consent shall not be unreasonably be withheld. Notwithstanding anything to the contrary, however, Buyer may assign its rights hereunder to its financing source for collateral security purposes and/or to a wholly-owned subsidiary of Buyer, including Forest Alaska Operating LLC, without the consent of Seller.

          (b) All proprietary information and data furnished to Buyer hereunder shall be kept confidential by Buyer. Furthermore, Buyer shall not, without first notifying Seller, issue any press releases or make public announcements regarding the provisions of this Agreement, except as may be required by law, applicable regulatory authority or applicable stock exchange rule. This restriction shall not apply to the filing of reports required by any regulatory agency in the normal course of business.

          (c) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND SHALL BE SUBJECT TO ALL APPLICABLE STATE AND FEDERAL LAWS, RULES AND REGULATIONS OF PUBLIC BODIES HAVING JURISDICTION OVER THE ASSETS. IN THE EVENT ANY PROVISION OF THIS AGREEMENT IS, OR THE OPERATIONS CONTEMPLATED HEREBY ARE FOUND TO BE, INCONSISTENT WITH OR CONTRARY TO ANY SUCH LAWS, RULES, OR REGULATIONS, THE LATTER SHALL BE DEEMED TO CONTROL. THEREAFTER, THIS AGREEMENT SHALL BE REGARDED AS MODIFIED ACCORDINGLY, AND, AS SO MODIFIED, SHALL CONTINUE IN FULL FORCE AND EFFECT.

          (d) Subject to the provisions of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          (e) This Agreement constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

          (f) The headings of sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.


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

          (g) Intentionally left blank.

          (h) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with The property purchased.

          (i) It is expressly agreed to that in no event shall Buyer contact Seller's co-owners in the Assets, regarding this Agreement, prior to the closing without the express consent of Seller.

          (j) The parties agree to execute such additional instruments, agreements, or documents as maybe necessary to effectuate the intentions of this Agreement.

          (k) This Agreement may be executed in multiple counterparts each of which will constitute an original and all of which, taken together, shall be one Agreement.

          (l) Intentionally left blank.

          (m) Except as otherwise expressly provided in Article 10 above, BUYER

ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (i) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (Ni) ANY IMPLIED OR EXPRESSED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, AND (v) ANY IMPLIED OR EXPRESSED WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASEo OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 6) THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE, AND BUYER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

EXECUTED as of the date first set forth above.

Seller

FOREST OIL CORPORATION

BY:    /s/ David H. Keyte
       --------------------------------------------------
NAME:  David H. Keyte
       --------------------------------------------------
TITLE: Executive Vice President & Chief Financial Officer
       --------------------------------------------------

                                     Buyer:

                                     PACIFIC ENERGY RESOURCES LTD.


                                     BY:    /s/ Darren Katic
                                            ------------------------------------
                                     NAME:  Darren Katic
                                            ------------------------------------
                                     TITLE: President
                                            ------------------------------------

Attachments:

Exhibit "A"   Assets

        A-1   Oil and Gas Properties
        A-2   rights-of-Way
        A-3   Seismic Data
        A-4   Cook Inlet Pipeline Company Stock

Exhibit "B" -     Properties and Allocated Values
Exhibit "C" -     Related Agreements
Exhibit "D" -     CIPL Agreements

Schedule 7 -      Restrictions
Schedule 10.1(c)  Claims Affecting the Assets
Schedule 10.1(p)  Tax Partnerships


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